EXHIBIT 4.9

June __, 2004

BioLineRx Ltd.
Hartum Street
P.O. Box 45158
Jerusalem, 91450
Israel
Attn:  CEO

Dear Sirs,

Re:
First Amendment of Research and License Agreement, Dated April 15, 2004, by and Among BioLineRX Ltd., Ramot at Tel Aviv University, Ltd and Bar-Ilan Research and Development Company Ltd. the "Agreement")

You have brought to our attention the fact that Section 9.1.1 of the Agreement (Licensor Confidential Information) has created a problem with respect to your ability to enter into agreements with potential contractors/collaborators and to attract investors.  Specifically, the provision states that your obligations of confidentiality and non-use (other than for the purposes of the Agreement) remain in effect during the term of the agreement, and for five (5) years thereafter.  As you have explained to us, potential contractors/collaborators are unwilling to be bound by such confidentiality and non-use obligations with respect to the Confidential Information (as defined in the Agreement) for such undefined term.  Therefore, in order to enable you to continue to develop Licensed Product (as defined in the Agreement) and to exercise your rights and fulfill your obligations under the Agreement, we hereby agree to amend the agreement as follows, effective immediately:

The following shall be inserted at the end of Section 9.1.1:

"Notwithstanding anything to the contrary in this Section 9.1.1, Bioline may disclose Licensor Confidential Information to actual and potential business partners, collaborators, investors, contractors, service providers and consultants, provided, in each case, that such recipient of Confidential Information first enters into a legally binding agreement with BioLine which imposes confidentiality and non-use obligations with respect to Confidential Information comparable to those set forth in this Agreement for a period of least five (5) from the date of disclosure of Licensor Confidential Information to such recipient."

All other provisions of the Agreement shall remain unchanged.

Please indicate your agreement to the above amendment to the Agreement by signing below.

Sincerely,

Ramot at Tel Aviv University Ltd.		Bar-Ilan Research and Development
Company Ltd.

By:	/s/ ISAAC KOHLBERG	By:	/s/ GABRIEL KENAN

Name:	ISAAC KOHLBERG	Name:	GABRIEL KENAN

Title:	CEO	Title:	CEO

Agreed to and Accepted:

BioLineRx Ltd.

By:	/s/ Yuri Shoshan /s/ Morris Laster

Name:	Yuri Shoshan Morris Laster

Title:	VP Finance CEO